EXHIBIT 99

NEWS RELEASE

EMC Insurance Group Inc. Reports 2018 First Quarter Results

First Quarter Ended March 31, 2018
Net Loss Per Share - $0.00
Non-GAAP Operating Income Per Share* - $0.19
Net Realized Investment Gains and Change in Net Unrealized
Investment Gains on Equity Investments Per Share - ($0.19)
Catastrophe and Storm Losses Per Share - $0.17
GAAP Combined Ratio - 104.6 percent

2018 Non-GAAP Operating Income Guidance* of $1.10 to $1.30 per share

*Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP). See “Definition of Non-GAAP Information and Reconciliation to Comparable GAAP Measures” for additional information.

DES MOINES, Iowa (May 4, 2018) - EMC Insurance Group Inc. (Nasdaq:EMCI) (the “Company”), today reported a net loss of $76,000 ($0.00 per share) and a loss and settlement expense ratio of 71.0 percent for the first quarter ended March 31, 2018, compared to net income of $6.8 million ($0.32 per share) and a loss and settlement expense ratio of 66.6 percent for the first quarter of 2017. Included in the net loss reported in 2018 is a $9.9 million pre-tax decline in unrealized investment gains on the Company’s equity investments as required by the updated financial instruments accounting guidance issued by the Financial Accounting Standards Board (FASB), which the Company adopted on January 1, 2018. This decline in unrealized investment gains on equity investments was partially offset by $4.5 million of pre-tax realized investment gains. Pre-tax realized investment losses totaled $627,000 in the first quarter of 2017.

The remainder of the decline in first quarter 2018 results is primarily attributed to a high level of non-catastrophe losses in the property and casualty insurance segment and a slight deterioration in the performance of the reinsurance segment compared to the very good results reported in the first quarter of 2017. Catastrophe and storm losses for the Company declined significantly in the first quarter of 2018 from the record amount incurred in the first quarter of 2017; however, this decline was more than offset by a larger decline in the amount of favorable development experienced on prior years’ reserves. The income tax expense/benefit amounts reported for 2018 reflect the new 21 percent federal corporate tax rate, compared to the 35 percent federal corporate tax rate in effect in 2017.

“Persistent cold temperatures across much of our footprint caused a higher than anticipated level of non-catastrophe commercial property losses, primarily from fires and water damage from frozen pipes,” stated President and Chief Executive Officer Bruce G. Kelley. “This can be a common occurrence during periods of extended or unusually cold temperatures, and we do not expect this to be a continuing trend for the remainder of 2018.”

Kelley continued, “We continue to see steady growth in premiums written in our property and casualty insurance segment and strong growth in our reinsurance segment, which accelerated from the fourth quarter of 2017. We capitalized on attractive opportunities within the reinsurance marketplace by adding some new business, as well as increasing participation on certain high-quality renewal accounts. We were a preferred provider to meet the reinsurance needs of these accounts due to the strong, long-standing relationships we have established with our clients.”

Non-GAAP operating income, which excludes net realized investment gains/losses and, beginning in 2018, the change in net unrealized investment gains/losses on equity investments from net income/loss, totaled $4.2 million ($0.19 per share) for the first quarter of 2018, compared to $7.2 million ($0.34 per share) for the first quarter of 2017. The Company’s GAAP combined ratio was 104.6 percent in the first quarter of 2018, compared to 101.4 percent in the first quarter of 2017.

On January 1, 2018, the Company adopted updated accounting guidance issued by the FASB which prohibits including components of net periodic pension and postretirement benefit costs/income, other than the service cost component, in any capitalized asset. In conjunction with the adoption of this updated guidance, management has elected to report all components of net periodic pension and postretirement benefit income, other than the service cost component, as other income in the consolidated statements of income. The service cost component continues to be reported in other underwriting expenses. This change in reporting was applied retrospectively for comparison purposes and did not impact the net income/loss or non-GAAP operating income amounts reported for the first quarters of 2018 or 2017, as other income and other underwriting expenses increased by the same amount; however, it did increase the acquisition expense ratios, and therefore the combined ratios, by 1.2 percentage points and 0.9 percentage points for the first quarters of 2018 and 2017, respectively.

Premiums earned increased 7.8 percent for the first quarter of 2018. In the property and casualty insurance segment, premiums earned increased 4.4 percent. The majority of this increase is attributed to new business in both commercial and personal lines of business, an increase in retained policies in the commercial lines of business and small rate level increases on renewal business. In the reinsurance segment, premiums earned increased 20.5 percent for the first quarter due to increases in participation on existing multi-line contracts, property per risk contracts, and a specialty casualty contract, higher estimated premiums on a large offshore energy contract within the pro rata line of business, and the addition of some new business.

Catastrophe and storm losses totaled $4.7 million ($0.17 per share after tax) in the first quarter of 2018, compared to a record $13.4 million ($0.41 per share after tax) in the first quarter of 2017. First quarter catastrophe and storm losses accounted for 3.0 percentage points of the combined ratio, which is well below the Company’s most recent 10-year average of 5.6 percentage points for this period, and the 9.3 percentage points experienced in the first quarter of 2017. On a segment basis, catastrophe and storm losses for the first quarter of 2018 amounted to $4.3 million ($0.16 per share after tax) in the property and casualty insurance segment, and $396,000 ($0.01 per share after tax) in the reinsurance segment.

The property and casualty insurance segment incurred $9.8 million of catastrophe and storm losses in the first quarter of 2017, which filled approximately one-half of the $20 million retention amount contained in the intercompany reinsurance treaty covering the first half of 2017. As a result, catastrophe and storm losses were capped at $10.2 million in the second quarter of 2017. Due to the relatively low amount of catastrophe and storm losses incurred during the first quarter of 2018 and a $2 million increase in the retention amount contained in the intercompany reinsurance treaty covering the first half of 2018, the property and casualty insurance segment would have to retain approximately $17.7 million of catastrophe and storm losses in the second quarter of 2018 before those losses would be capped.

The Company reported $5.6 million ($0.21 per share after tax) of favorable development on prior years’ reserves during the first quarter of 2018, compared to $14.9 million ($0.46 per share after tax) in the first quarter of 2017. The favorable development reported for the first quarter of 2018 is attributed to both segments. In the property and casualty insurance segment, favorable development totaled $2.1 million, compared to $8.5 million in 2017. The decline in favorable development is in line with management’s expectations as previously reported. Management’s experience with selecting ultimate loss and settlement expense ratios under the accident year ultimate methodology instituted in 2016 has led to more refined ultimate selections closer to the actuarial central estimate. During the first quarter of 2018, the majority of the favorable development occurred in the workers’ compensation line of business reflecting reductions in the ultimate loss ratios for several accident years, including 2017, due to reductions in expected ultimate frequency and/or severity. This was partially offset by adverse development resulting from an increase in ultimate loss ratios in the commercial auto and commercial property lines of business for accident year 2017 due to higher than expected severity. In the reinsurance segment, favorable development totaled $3.4 million compared to $6.4 million in 2017. The favorable development reported for the first quarter of 2018 reflects a reduction in the ultimate loss ratios in the property excess of loss and property pro rata lines of business for accident years 2014 through 2017. This was partially offset by adverse development in the casualty excess of loss line of business where ultimate loss ratios were increased in response to higher than expected reported losses for several accident years.

In the property and casualty insurance segment, the underlying loss and settlement expense ratio* (which excludes the impact of catastrophe and storm losses and development on prior years’ reserves) increased 3.3 percentage points to 68.6 percent from 65.3 percent in the first quarter of 2017. This primarily reflects an increase in the current accident year ultimate loss and settlement expense ratio projection in the commercial property line of business, and to a lesser extent, increases in the homeowners and commercial automobile lines of business.

Net investment income increased 3.3 percent to $11.4 million for the first quarter ended March 31, 2018, from $11.0 million for the first quarter of 2017. This increase is due to growth in the fixed maturity portfolio and higher short-term interest rates.

The pre-tax realized investment gains of $4.5 million for the first quarter of 2018 includes $1.8 million of pre-tax realized investment gains attributed to an increase in the carrying value of a limited partnership that helps protect the Company from a sudden and significant decline in the value of its equity portfolio (the equity tail-risk hedging strategy). The pre-tax realized investment losses of $627,000 for the first quarter of 2017 includes $2.3 million of pre-tax realized investment losses attributed to a decline in the carrying value of this limited partnership.

Other income totaled $1.6 million in the first quarter of 2018, compared to $0.9 million in the first quarter of 2017. The 2018 amount includes $1.9 million of net periodic pension and postretirement benefit income and $436,000 of foreign currency exchange loss. The 2017 amount includes $1.3 million of net periodic pension and postretirement benefit income and $571,000 of foreign currency exchange loss.

At March 31, 2018, consolidated assets totaled $1.7 billion, including $1.5 billion in the investment portfolio, and stockholders’ equity totaled $581.3 million, a decrease of 3.7 percent from December 31, 2017. Book value of the Company’s common stock decreased 4.0 percent to $27.02 per share from $28.14 per share at December 31, 2017, primarily due to a decline in unrealized investment gains on the fixed maturity portfolio attributable to an increase in interest rates during the quarter, and the $0.22 per share dividend paid to stockholders.

On April 16, 2018, management announced that, based on actual results for the first three months of the year and projections for the remainder of the year, it was revising its 2018 non-GAAP operating income guidance from the previous range of $1.40 to $1.60 per share to a range of $1.10 to $1.30 per share. This guidance is based on a projected GAAP combined ratio of 103.2 percent for the year, which has a load of 9.0 percentage points for catastrophe and storm losses. This guidance also assumes a low-single digit increase in investment income and an effective tax rate in the mid-teens.

The Company will hold an earnings conference call at noon Eastern time on Friday, May 4, 2018, to allow securities analysts, stockholders and other interested parties the opportunity to hear management discuss the Company’s results for the first quarter, as well as its expectations for the remainder of 2018. Dial-in information for the call is toll-free 1-844-850-0550 (International: 1-412-317-5180).

Members of the news media, investors and the general public are invited to access a live webcast of the earnings conference call via the Company’s investor relations page at investors.emcins.com. The webcast will be archived and available for replay for approximately 90 days following the earnings conference call. A transcript will be available on the Company’s website shortly after the completion of the earnings conference call.

About EMCI
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company’s common stock trades on the Global Select Market tier of the Nasdaq Stock Market under the symbol EMCI. Additional information regarding the Company may be found at investors.emcins.com. EMCI’s parent company is Employers Mutual Casualty Company (Employers Mutual). EMCI and Employers Mutual, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.

Cautionary Note Regarding Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides issuers the opportunity to make cautionary statements regarding forward-looking statements. Accordingly, any forward-looking statement contained in this report is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking all information currently available into account. These beliefs, assumptions and expectations can change as the result of many possible events or factors, not all of which are known to management. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, plans and objectives may vary materially from those expressed in the forward-looking statements.

The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:

•	catastrophic events and the occurrence of significant severe weather conditions;

•	the adequacy of loss and settlement expense reserves;

•	state and federal legislation and regulations;

•	changes in the federal corporate tax rates;

•	changes in the property and casualty insurance industry, interest rates or the performance of financial markets and the general economy;

•	rating agency actions;

•	“other-than-temporary” investment impairment losses; and

•	other risks and uncertainties inherent to the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K.

Management intends to identify forward-looking statements when using the words “believe”, “expect”, “anticipate”, “estimate”, “project”, “may”, “intend”, “likely” or similar expressions. Undue reliance should not be placed on these forward-looking statements. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions that it may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Definition of Non-GAAP Information and Reconciliation to Comparable GAAP Measures
The Company prepares its public financial statements in conformity with GAAP. Management uses certain non-GAAP financial measures for evaluating the Company’s performance. These measures are considered non-GAAP financial measures under applicable Securities and Exchange Commission (SEC) rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. The

Company’s calculation of non-GAAP financial measures may differ from similar measures used by other companies, so investors should exercise caution when comparing the Company’s non-GAAP financial measures to the measures used by other companies. The following discussion includes reconciliations of the most directly comparable GAAP financial measures to the non-GAAP financial measures referenced in this report.

Non-GAAP operating income: One of the primary non-GAAP financial measures utilized by management for evaluating the Company’s performance is operating income. Non-GAAP operating income is calculated by excluding net realized investment gains/losses and, beginning in 2018, the change in net unrealized investment gains/losses on equity investments from net income/loss. While realized investment gains/losses are integral to the Company’s insurance operations over the long term, the decision to realize investment gains or losses in any particular period is subject to changing market conditions and management’s discretion, and is independent of the Company’s insurance operations. Prior to 2018, investments in equity investments were classified as available-for-sale and changes in unrealized investment gains/losses on equity investments were recognized in other comprehensive income. Effective January 1, 2018, the Company adopted the updated financial instruments guidance issued by the FASB, which requires changes in the unrealized investment gains/losses on equity investments to be recognized in net income/loss rather than other comprehensive income. Changes in unrealized investment gains/losses on equity investments are not predictable due to changing market conditions and are therefore also excluded from the calculation of non-GAAP operating income.

Management’s operating income guidance is also considered a non-GAAP financial measure. For the reasons noted above, management is unable to accurately project the amount of net income/loss that will result from realized investment gains/losses and changes in the unrealized investment gains/losses on equity investments, and therefore utilizes non-GAAP operating income in the Company’s projected annual guidance.

Management believes non-GAAP operating income is useful to investors because it illustrates the performance of the Company’s normal, ongoing insurance operations, which is important in understanding and evaluating the Company’s financial condition and results of operations. While this measure is consistent with measures utilized by investors and analysts to evaluate performance, it is not intended as a substitute for the GAAP financial measure of net income/loss.

RECONCILIATION OF NET INCOME TO NON-GAAP OPERATING INCOME
($ in thousands)
	Three months ended March 31,
	2018	2017
Net income (loss)	$(76)	$6,804
Realized investment (gains) losses	(4,461)	627
Change in unrealized investment gains on equity investments	9,854	XXX
Income tax benefit	(1,133)	(219)
Net realized investment (gains) losses and, beginning in 2018, change in net unrealized investment gains on equity investments	4,260	408
Non-GAAP operating income	$4,184	$7,212

RECONCILIATION OF NET INCOME PER SHARE TO NON-GAAP OPERATING INCOME PER SHARE
	Three months ended March 31,
	2018	2017
Net income (loss)	$(0.00)	$0.32
Realized investment (gains) losses	(0.21)	0.03
Change in unrealized investment gains on equity investments	0.46	XXX
Income tax benefit	(0.06)	(0.01)
Net realized investment (gains) losses and, beginning in 2018, change in net unrealized investment gains on equity investments	0.19	0.02
Non-GAAP operating income	$0.19	$0.34

Property and casualty insurance segment’s underlying loss and settlement expense ratio: The loss and settlement expense ratio is the ratio (expressed as a percentage) of losses and settlement expenses incurred to premiums earned, which management uses as a measure of underwriting profitability of the Company’s property and casualty insurance business. The underlying loss and settlement expense ratio is a non-GAAP financial measure which represents the loss and settlement expense ratio, excluding the impact of catastrophe and storm losses and development on prior years’ reserves. Management uses this ratio as an indicator of the property and casualty insurance segment’s underwriting discipline and performance for the current accident year. Management believes this ratio is useful for investors to understand the property and casualty insurance segment’s periodic earnings and variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophe and storm losses and development on prior years’ reserves. While this measure is consistent with measures utilized by investors and analysts to evaluate performance, it is not intended as a substitute for the GAAP financial measure of loss and settlement expense ratio.

RECONCILIATION OF THE PROPERTY AND CASUALTY INSURANCE SEGMENT'S LOSS AND SETTLEMENT EXPENSE RATIO TO THE UNDERLYING LOSS AND SETTLEMENT EXPENSE RATIO
	Three months ended March 31,
	2018	2017
Loss and settlement expense ratio	70.4%	66.5%
Catastrophe and storm losses	(3.6)%	(8.6)%
Favorable development on prior years' reserves	1.8%	7.4%
Underlying loss and settlement expense ratio	68.6%	65.3%

Industry Metric
Premiums written: Premiums written is an industry metric used in statutory accounting to quantify the amount of insurance sold during a specified reporting period. Management analyzes trends in premiums written to assess business efforts, and uses it as a financial measure for goal setting and determining a portion of employee and senior management awards and compensation. Premiums earned, used in both statutory and GAAP accounting, is the recognition of the portion of premiums written directly related to the expired portion of an insurance policy for a given reporting period. The unexpired portion of premiums written is referred to as unearned premiums, and represents the portion of premiums written that would be returned to a policyholder upon cancellation of a policy.

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
($ in thousands, except share and per share amounts)
Quarter ended March 31, 2018	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$118,632	$37,154	$—	$155,786
Investment income, net	8,148	3,218	5	11,371
Other income (loss)	2,051	(436)	—	1,615
	128,831	39,936	5	168,772
Losses and expenses:
Losses and settlement expenses	83,501	27,127	—	110,628
Dividends to policyholders	2,120	—	—	2,120
Amortization of deferred policy acquisition costs	19,299	7,993	—	27,292
Other underwriting expenses	22,486	369	—	22,855
Interest expense	142	—	—	142
Other expenses	233	—	637	870
	127,781	35,489	637	163,907
Operating income (loss) before income taxes	1,050	4,447	(632)	4,865
Net realized investment gains (losses) and change in unrealized investment gains on equity investments	(3,293)	(2,100)	—	(5,393)
Income (loss) before income taxes	(2,243)	2,347	(632)	(528)
Income tax expense (benefit):
Current	98	1,229	(121)	1,206
Deferred	(832)	(814)	(12)	(1,658)
	(734)	415	(133)	(452)
Net income (loss)	$(1,509)	$1,932	$(499)	$(76)
Average shares outstanding				21,501,897
Per Share Data:
Net income (loss) per share - basic and diluted	$(0.07)	$0.09	$(0.02)	$—
Catastrophe and storm losses (after tax)	$0.16	$0.01	$—	$0.17
Favorable development on prior years' reserves (after tax)	$0.08	$0.13	$—	$0.21
Dividends per share				$0.22
Book value per share				$27.02
Effective tax rate				85.5%
Annualized net income as a percent of beg. SH equity				0.1%
Other Information of Interest:
Premiums written	$120,269	$37,803	$—	$158,072
Catastrophe and storm losses	$4,260	$396	$—	$4,656
Favorable development on prior years' reserves	$(2,135)	$(3,441)	$—	$(5,576)
GAAP Ratios:
Loss and settlement expense ratio	70.4%	73.0%	—	71.0%
Acquisition expense ratio	37.0%	22.5%	—	33.6%
Combined ratio	107.4%	95.5%	—	104.6%

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
($ in thousands, except share and per share amounts)
Quarter ended March 31, 2017	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$113,648	$30,839	$—	$144,487
Investment income, net	8,015	2,983	9	11,007
Other income (loss)[1]	1,441	(571)	—	870
	123,104	33,251	9	156,364
Losses and expenses:
Losses and settlement expenses	75,520	20,765	—	96,285
Dividends to policyholders	2,722	—	—	2,722
Amortization of deferred policy acquisition costs	20,077	6,734	—	26,811
Other underwriting expenses[1]	20,210	424	—	20,634
Interest expense	84	—	—	84
Other expenses	179	—	582	761
	118,792	27,923	582	147,297
Operating income (loss) before income taxes	4,312	5,328	(573)	9,067
Realized investment losses	(597)	(30)	—	(627)
Income (loss) before income taxes	3,715	5,298	(573)	8,440
Income tax expense (benefit):
Current	491	1,745	(190)	2,046
Deferred	(170)	(229)	(11)	(410)
	321	1,516	(201)	1,636
Net income (loss)	$3,394	$3,782	$(372)	$6,804
Average shares outstanding				21,254,430
Per Share Data:
Net income (loss) per share - basic and diluted	$0.16	$0.18	$(0.02)	$0.32
Catastrophe and storm losses (after tax)	$0.30	$0.11	$—	$0.41
Favorable development on prior years' reserves (after tax)	$0.26	$0.20	$—	$0.46
Dividends per share				$0.21
Book value per share				$26.57
Effective tax rate				19.4%
Annualized net income as a percent of beg. SH equity				4.9%
Other Information of Interest:
Premiums written	$114,607	$30,268	$—	$144,875
Catastrophe and storm losses	$9,786	$3,588	$—	$13,374
Favorable development on prior years' reserves	$(8,463)	$(6,441)	$—	$(14,904)
GAAP Ratios:
Loss and settlement expense ratio	66.5%	67.3%	—	66.6%
Acquisition expense ratio[1]	37.8%	23.2%	—	34.8%
Combined ratio[1]	104.3%	90.5%	—	101.4%

[1]Amounts for other income (loss), other underwriting expenses and the acquisition expense and combined ratios are restated for new accounting guidance for the reporting of retirement benefit expenses that became effective January 1, 2018.

CONSOLIDATED BALANCE SHEETS
	March 31, 2018	December 31, 2017
($ in thousands, except share and per share amounts)	(Unaudited)
ASSETS
Investments:
Fixed maturity securities available-for-sale, at fair value (amortized cost $1,258,390 and $1,253,166)	$1,256,473	$1,275,016
Equity investments, at fair value (cost $146,520 and $144,274)	220,498	228,115
Equity investments, at alternative measurement of cost less impairments	2,000	—
Other long-term investments	17,212	13,648
Short-term investments	21,664	23,613
Total investments	1,517,847	1,540,392

Cash	382	347
Reinsurance receivables due from affiliate	31,276	31,650
Prepaid reinsurance premiums due from affiliate	11,601	12,789
Deferred policy acquisition costs (affiliated $42,667 and $40,848)	42,892	41,114
Prepaid pension and postretirement benefits due from affiliate	20,593	20,683
Accrued investment income	11,616	11,286
Amounts receivable under reverse repurchase agreements	22,250	16,500
Accounts receivable	906	1,604
Goodwill	942	942
Other assets (affiliated $4,034 and $4,423)	4,848	4,633
Total assets	$1,665,153	$1,681,940

LIABILITIES
Losses and settlement expenses (affiliated $732,840 and $726,413)	$737,055	$732,612
Unearned premiums (affiliated $257,992 and $256,434)	259,071	257,797
Other policyholders' funds (all affiliated)	9,586	10,013
Surplus notes payable to affiliate	25,000	25,000
Amounts due affiliate to settle inter-company transaction balances	214	367
Pension benefits payable to affiliate	3,953	4,185
Income taxes payable	1,751	544
Deferred income taxes	8,227	15,020
Other liabilities (affiliated $18,493 and $27,520)	38,947	32,556
Total liabilities	1,083,804	1,078,094

STOCKHOLDERS' EQUITY
Common stock, $1 par value, authorized 30,000,000 shares; issued and outstanding, 21,519,498 shares in 2018 and 21,455,545 shares in 2017	21,519	21,455
Additional paid-in capital	126,106	124,556
Accumulated other comprehensive income (loss)	(2,167)	83,384
Retained earnings	435,891	374,451
Total stockholders' equity	581,349	603,846
Total liabilities and stockholders' equity	$1,665,153	$1,681,940

LOSS AND SETTLEMENT EXPENSE BY LINE OF BUSINESS

	Three months ended March 31,
	2018			2017
($ in thousands)	Premiums earned	Losses and settlement expenses	Loss and settlement expense ratio	Premiums earned	Losses and settlement expenses	Loss and settlement expense ratio
Property and casualty insurance
Commercial lines:
Automobile	$30,644	$26,456	86.3%	$28,032	$26,889	95.9%
Property	26,429	18,723	70.8%	25,502	17,539	68.8%
Workers' compensation	24,902	12,531	50.3%	24,703	13,774	55.8%
Other liability	24,962	17,701	70.9%	24,128	10,712	44.4%
Other	2,186	494	22.6%	2,109	(93)	(4.4)%
Total commercial lines	109,123	75,905	69.6%	104,474	68,821	65.9%

Personal lines	9,509	7,596	79.9%	9,174	6,699	73.0%
Total property and casualty insurance	$118,632	$83,501	70.4%	$113,648	$75,520	66.5%

Reinsurance
Pro rata reinsurance	$13,073	$4,665	35.7%	$10,435	$6,146	58.9%
Excess of loss reinsurance	24,081	22,462	93.3%	20,404	14,619	71.6%
Total reinsurance	$37,154	$27,127	73.0%	$30,839	$20,765	67.3%

Consolidated	$155,786	$110,628	71.0%	$144,487	$96,285	66.6%

PREMIUMS WRITTEN
	Three months ended March 31, 2018		Three months ended March 31, 2017
($ in thousands)	Premiums written	Percent of premiums written	Premiums written	Percent of premiums written	Change in premiums written
Property and casualty insurance
Commercial lines:
Automobile	$32,956	20.8%	$30,436	21.0%	8.3%
Property	26,727	16.9%	25,342	17.5%	5.5%
Workers' compensation	22,585	14.3%	23,079	15.9%	(2.1)%
Other liability	26,725	16.9%	24,927	17.2%	7.2%
Other	2,194	1.4%	2,283	1.6%	(3.9)%
Total commercial lines	111,187	70.3%	106,067	73.2%	4.8%

Personal lines	9,082	5.8%	8,540	5.9%	6.3%
Total property and casualty insurance	$120,269	76.1%	$114,607	79.1%	4.9%

Reinsurance
Pro rata reinsurance	$11,689	7.4%	$8,692	6.0%	34.5%
Excess of loss reinsurance	26,114	16.5%	21,576	14.9%	21.0%
Total reinsurance	$37,803	23.9%	$30,268	20.9%	24.9%

Consolidated	$158,072	100.0%	$144,875	100.0%	9.1%

Contacts
Investors:	Media:
Steve Walsh, 515-345-2515	Lisa Hamilton, 515-345-7589
steve.t.walsh@emcins.com	lisa.l.hamilton@emcins.com